UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported) June 21, 2010

Coastal Carolina Bancshares, Inc.

(Exact name of registrant as specified in its charter)

South Carolina	333-152331	33-1206107
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

2305 Oak Street, Myrtle Beach, South Carolina	29577
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (843) 839-2265

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                            Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) On June 21, 2010, Coastal Carolina Bancshares, Inc. (the “Company”), announced the appointment of Mrs. Dawn Kinard as Senior Vice President and Chief Financial Officer of the Company and of the Company’s wholly owned national bank subsidiary, Coastal Carolina National Bank (the “Bank”), effective July 6, 2010.  Mrs. Kinard’s appointment as Chief Financial Officer of the Bank is contingent upon approval by the Bank’s primary federal regulator.

Mrs. Kinard, age 33, previously served as Chief Financial Officer and Executive Vice President of Buckhead Community Bancorp, Inc. and The Buckhead Community Bank in Atlanta, Georgia, from March 2008 through December 2009, and served as Controller and Senior Vice President of The Buckhead Community Bank from February 2006 to March 2008.  From May 2002 until February 2006, Mrs. Kinard served in various capacities for The Coastal Bank in Savannah, Georgia.  Mrs. Kinard is a graduate of the University of Georgia, where she obtained her Bachelor in Business Administration degree with a concentration in Finance.

Mrs. Kinard is not under a written employment agreement with the Company or the Bank, but her base salary will be $135,000.  Mrs. Kinard will be reimbursed for moving expenses of up to $20,000 and temporary housing expenses of up to $4,800.  She will also be entitled to participate in bonus, incentive, retirement, health, dental, welfare and other benefit plans and programs of the Company and the Bank applicable to employees generally or to senior executives.

A copy of the press release that the Company issued on June 21, 2010, announcing Mrs. Kinard’s appointment, is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.              Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Exhibit
99.1	Press release dated June 21, 2010 to announce Dawn Kinard

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COASTAL CAROLINA BANCSHARES, INC.

By:	/s/ Michael D. Owens
Michael D. Owens
President and Chief Executive Officer

Dated:  June 21, 2010